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                                                                EXHIBIT 10.18


                                    FORM OF
                         TAX INDEMNIFICATION AGREEMENT


          This TAX INDEMNIFICATION AGREEMENT (this "Agreement") is made as of this ___ day of ________, 1996, between First Enterprise Financial Group, Inc., an Illinois corporation (the "Company"), and the shareholders of the Company listed on Exhibit A hereto (the "Shareholders") (the Company and the Shareholders are hereinafter referred to individually as a "party" and collectively as the "parties").

          WHEREAS, the Company contemplates a public offering (the "Public Offering") of its Common Stock in order, among other reasons, to raise money to fund a distribution to the Shareholders and to repay bank and related party debt;

          WHEREAS, the Company was an S corporation for federal tax purposes (as defined in Section 1361 of the Internal Revenue Code of 1986, as amended (the "Code")) since its inception until January 1, 1996;

          WHEREAS, the Company terminated its S corporation status pursuant to
     Section 1362(d) of the code effective January 1, 1996 (the "Termination Date"); and

          WHEREAS, the Company and the Shareholders wish to provide for certain tax-related payments in connection with the termination of the Company's status as an S corporation.

          NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements contained herein, the parties agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

          1.1 DEFINITIONS. The following terms, as used herein, have the following meanings:

          "ADJUSTMENT AMOUNT" means the net increase in taxable income of one or more of the Shareholders or the Company based on a Final Determination and which gives rise to a payment pursuant to Section 3.1 or 3.2 hereof.

          "CODE" has the meaning set forth in the recitals to this Agreement.

          "COMPANY" has the meaning set forth in the recitals to this Agreement.





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          "COMPANY ADJUSTMENT" has the meaning set forth in Section 3.2 of this
     Agreement.

          "C TAXABLE YEAR" means any taxable year of the Company during which it is a C corporation.

          "FINAL DETERMINATION" means the earliest to occur of (i) the execution of a closing agreement between a Shareholder and a Taxing Authority or between the Company and a Taxing Authority, (ii) a decision of a court of law that is either nonappealable or with respect to which no appeal is taken, (iii) the date on which payment is required to be made to litigate in the forum selected for such litigation or (iv) any other event or agreement which establishes the tax treatment of an item to the reasonable satisfaction of both parties.

          "PERIOD" means any taxable year (within the meaning of Section 441(b) of the Code) or portion thereof.

          "S TAXABLE YEAR" means any taxable year of the Company during which it was an S corporation.

          "S TERMINATION YEAR" means the taxable year ending December 31, 1995.

          "SHAREHOLDER ADJUSTMENT" has the meaning set forth in Section 3.1 to this Agreement.

          "TERMINATION DATE" has the meaning set forth in the recitals to this Agreement.

          "TAXING AUTHORITY" means the Internal Revenue Service and any comparable state or local taxing authority in any jurisdiction in which an S election was made or deemed to have been made by operation of law, or where a composite return was filed by the Company on behalf of the Shareholders.


                                   ARTICLE II

                              ALLOCATION OF INCOME

          2.1 ALLOCATION ELECTION. With respect to the S Termination Year, the Company shall elect to allocate the items described in Section 1362(e)(2)(A) of the Code pursuant to Section 1362(e)(3) of the Code and the Shareholders each shall consent to such election.




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                                  ARTICLE III

                             OBLIGATIONS OF PARTIES

     3.1  INDEMNIFICATION OF SHAREHOLDERS.

          (a) In the event of an adjustment by a Taxing Authority to one or more tax returns of a Shareholder based on a Final Determination which results in a net increase in the Shareholder's taxable income with respect to any of the activities of the Company during an S Taxable Year (a "Shareholder Adjustment"), the Company, subject to approval by those members of the Company's Board of Directors who are not employees of the Company, shall pay to the Shareholder an adjustment to the distribution of retained S Corporation earnings paid to him or her in connection with the termination of the Company's S corporation status in an amount which, after the deduction of all additional federal, state and local income taxes payable by the Shareholder in respect of the Shareholder's receipt of such amount, equals the sum of (i) the additional federal, state and local income taxes payable by the Shareholder as a result of the Shareholder Adjustment, plus (ii) the aggregate amount of any interest, penalties or additions to tax payable by the Shareholder as a result of the Shareholder Adjustment plus (iii) the aggregate amount of all expenses, attorneys' fees and accountants' fees incurred by the Shareholder in connection with or as a result of the Shareholder Adjustment, including the total amount of any such expenses or fees incurred in connection with the enforcement of this Agreement.

          (b) The Company shall pay the amount due to the Shareholder within ten (10) business days of the Final Determination of Shareholder Adjustment referred to in this Section 3.1.

          (c) The Company has no obligation to indemnify a Shareholder for any costs described in Section 3.1(a)(i), (ii) or (iii) which result from the fraudulent conduct or actions of such Shareholder.

     3.2  INDEMNIFICATION OF COMPANY.

          (a) In the event of an adjustment by a Taxing Authority to one or more tax returns of the Company based on a Final Determination with respect to a tax return filed in an S Taxable Year which results in net increase in the Company's taxable income for a C Taxable Year (a "Company Adjustment"), each Shareholder shall be liable to pay on demand to the Company a contribution to its capital which equals such Shareholder's percentage ownership of the capital stock of the Company on December 31, 1995, multiplied by the sum of (i) the additional federal, state and local income taxes payable by the Company as a result of the Company Adjustment, plus
     (ii) the aggregate amount


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     of any interest, penalties or additions to tax payable by the Company as a result of the Company Adjustment plus (iii) the aggregate amount of all expenses, attorneys' fees and accountants' fees incurred by the Company in connection with or as a result of the Company Adjustment, including the total amount of any such expenses or fees incurred in connection with the enforcement of this Agreement.

          (b) The Shareholders shall pay the amount due to the Company within ten (10) business days of the Final Determination of the Company Adjustment referred to in this Section 3.2.

          (c) The amounts payable under Section 3.2(a)(i), (ii) and (iii) are to be computed net of any current or deferred tax benefit attributable to the adjustment that is recognized by the Company under GAAP.

     3.3 COMPUTATIONAL RULES. The following rules shall apply in making the computations set forth in Sections 3.1 and 3.2:

          (a) In determining a net increase in the income of a Shareholder or the Company pursuant to Sections 3.1 and 3.2, effect shall be given to any reduction in taxable income of such party resulting from a Final Determination with respect to prior to future years arising from or directly relating to the item giving rise to the increase.

          (b) There will be no increase or decrease in any payment based on time value of money or similar concepts, and no effect shall be given to the timing of the decrease in a party's taxable income in determining the amount of such decrease.

          (c) No effect shall be given to any legal or factual constraints on a party's ability to utilize a loss or other tax attribute, excluding basis, resulting from an adjustment to taxable income in computing the amount of an increase or decrease in taxable income.

     3.4 CORRECTION OF A FINAL DETERMINATION. In the event a party makes a payment pursuant to this Article based on the expected outcome of a Final Determination which subsequently is determined to have been incorrect, the parties shall adjust the payments hereunder in order to reflect the subsequent determination as if it was the Final Determination upon which the original payment was based.

     3.5  CONTESTS.

          (a) A party seeking indemnification under this Agreement shall notify the indemnifying party in writing in the event that a Taxing Authority commences an audit, examination or other investigation of the tax returns filed by the party seeking


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     indemnification with respect to an S Taxable Year and shall also notify the indemnifying party in writing of any adjustments proposed by the Taxing Authority as a result of such audit, investigation or examination.

          (b) A party seeking indemnification under this Agreement shall not make, accept or enter into a settlement or other compromise with respect to an audit, examination, investigation or litigation of a tax return with respect to an S Taxable Year, without the consent of the indemnifying party, which consent shall not unreasonably be withheld.

          (c) Upon receipt of notice described in Section 3.5(a) above, the indemnifying party may, upon written notice to the party seeking indemnification and at its own expense, contest an adjustment to the tax return of the party seeking indemnification, including pursuing all remaining administrative and judicial appeals. The party seeking indemnification shall have the right to participate in such contest, provided, however, that the indemnifying party shall not be required to reimburse the party seeking indemnification for the expenses he, she or it incurs in connection with such participation.


                                   ARTICLE IV

          4.1 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which counterparts collectively shall constitute an instrument representing the Agreement between the parties hereto.

          4.2 CONSTRUCTION OF TERMS. Nothing herein expressed or implied is intended, or shall be construed, to confer upon or give any person, firm or corporation, other than the parties hereto or their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

          4.3 GOVERNING LAW. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the substantive laws of the State of Illinois.

          4.4 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented only by a written agreement executed by the Company and all of the Shareholders.

          4.5 ASSIGNMENT; RIGHTS OF THIRD PARTIES. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written



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     consent of the other parties, nor is this Assignment intended to confer upon any other person except the parties any rights or remedies hereunder. For purposes of Section 3.1 of this Agreement, the term "Shareholder" shall include the spouse of a Shareholder.

          4.6 INTERPRETATION. The title, article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

          4.7 SEVERABILITY. In the event that any one or more of the provisions of this Agreement shall be held to be illegal, invalid or unenforceable provisions with an enforceable provision approximating, to the extent possible, the original intent of the parties.

          4.8 ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and the understandings between the parties with respect to such subject matter.

          4.9 INTEREST ON DELINQUENT PAYMENTS. Any payment required by this Agreement which is not made on or before the date provided hereunder shall bear interest after such date at one (1) percentage point above the interest rate per annum announced publicly by LaSalle National Bank, Chicago, Illinois from time to time as LaSalle National Bank's base rate.

          4.10 COSTS. Except to the extent otherwise provided herein, each party shall bear its own costs in administering this Agreement.

          4.11 COOPERATION AND EXCHANGE OF INFORMATION. The Company and the Shareholders will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any tax return, amended return or claim for refund, determining a liability for taxes or right to refund of taxes or in conducting any audit or other proceeding in respect of taxes. Such cooperation and information shall include providing copies of all relevant tax returns, together with accompanying schedules and related work papers, documents relating to rulings or other determinations by taxing authorities, and records concerning the ownership and tax basis of property, which either party may possess. Notwithstanding the foregoing, neither party shall be required to a request under this Section 4.11. Each party will retain all returns, schedules and work papers, and all material records or other documents relating thereto, until the expiration of the statute of limitations (including extensions) of the Periods to which such returns and other documents relate and, unless such returns and other documents are offered to the other party, until the final determination of any payments which may be required in respect to such Periods under this Agreement. Any information obtained under this Section 4.11 shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting any audit or other proceeding.



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  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                                                    FIRST ENTERPRISE FINANCIAL
                                                    GROUP, INC.


                                                    By:________________________



                                                    SHAREHOLDERS:

                                                    ___________________________


                                                    ___________________________


                                                    ___________________________


                                                    ___________________________





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